Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the 2006 Equity Incentive Plan (No. 333-135663), 2004 Stock Purchase Plan (No. 333-116405), and the 1996 Stock Incentive Plan (No. 333-18601, 333-114013 and 333-132603) of HemaCare Corporation, of our report dated February 17, 2006, with respect to the consolidated financial statements of Teragenix Corporation included in this Amendment No. 1 to the Current Report on Form 8-K of HemaCare Corporation dated November 15, 2006.

/s/ McGladrey & Pullen, LLP
Fort Lauderdale, Florida

November 15, 2006